UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report: May 16, 2005
(Date of earliest event reported)

AGILYSYS, INC.

(Exact name of registrant as specified in its charter)

Ohio	000-5734	34-0907152

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6065 Parkland Boulevard, Mayfield Heights, Ohio		44124

(Address of principal executive offices)		(ZIP Code)

Registrant’s telephone number, including area code: (440) 720-8500

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On May 16, 2005, Agilysys, Inc. (the “Company”) issued a press release announcing that it is exercising its option to cause the redemption of approximately $125.3 million of 6.75% Convertible Trust Preferred Securities (the “Trust Preferred Securities”), which represents the entire balance of issued and outstanding Trust Preferred Securities. The redemption date will be June 15, 2005. Holders of Trust Preferred Securities will be required to accept the cash payment of $51.72 for each Trust Preferred Security or convert the Trust Preferred Securities into common shares of the Company by the redemption date. The conversion rate is 3.1746 common shares for each Trust Preferred Security, or the equivalent of $15.75 per common share.

The Trust Preferred Securities were issued by the Company in 1998, are non-voting (except in limited circumstances), pay quarterly distributions at an annual rate of 6.75%, and are subject to a mandatory redemption on March 31, 2028. Subsequent to March 31, 2004, the Trust Preferred Securities were redeemable at the option of the Company.

A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure

See Item 2.04 above for a discussion of the Company’s option to cause the redemption of its outstanding Convertible Trust Preferred Securities, which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits

99.1	Press release issued by Agilysys, Inc. dated May 16, 2005, announcing that the Company is exercising its option to cause the redemption of its outstanding Convertible Trust Preferred Securities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGILYSYS, INC.
By:	/s/ Steven M. Billick
Steven M. Billick
Executive Vice President, Treasurer and Chief Financial Officer

Date: May 19, 2005

Exhibit Index

Exhibit Number	Description

99.1	Press release issued by Agilysys, Inc. dated May 16, 2005, announcing that the Company is exercising its option to cause the redemption of its outstanding Convertible Trust Preferred Securities.